Settlement Agreement and Mutual Release

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (hereinafter referred to as the "Settlement Agreement") is executed as of July 31, 2002 by and between InternetStudios.com, Inc. ("Company") and Emergent Capital Corporation ("Consultant")

WHEREAS, Consultant has asserted a claim for monies owing pursuant to a Consulting Agreement; and

WHEREAS, in the interest of avoiding the risks and burdens of dispute resolution, the parties now wish to settle their dispute;

NOW, THEREFORE, it is agreed as follows:

1. Company shall cause to be issued to Peter Tatham on behalf of the Consultant 200,000 common shares in the capital stock of the Company at a deemed price of $0.0571 per share, in full and final settlement of all claims by the Consultant.

2. As consideration for this payment, Consultant shall deliver to Company a signed original of this Settlement Agreement, thereby fully and forever releasing Company, its directors and officers, etc. from any and all liability with respect to any claims for monies owing pursuant to the Consulting Agreement.

3. Consultant, on behalf of itself and its predecessors, successors, parents, subsidiaries, affiliates, heirs, beneficiaries, representatives, and assigns on the one hand and Company, on behalf of itself, its predecessors, successors, parents, subsidiaries, affiliates, heirs, beneficiaries, representatives, and assigns on the other hand, hereby release, discharge, and promise not to sue each other and/or their employees, officers, agents, lawyers, heirs, beneficiaries, predecessors, successors, assigns, and business entities on all rights, claims, lawsuits, charges, and actions, whether known or unknown, relating to the Consulting Agreement.

4. Each party represents and warrants that it is represented by separate legal counsel of its own choice in connection with this Settlement Agreement, has read this Settlement Agreement and understands the terms used herein. Each party has had the opportunity to investigate this matter, determine the advisability of entering into this Settlement Agreement and has entered into this Settlement Agreement freely and voluntarily.

5. This Settlement Agreement constitutes the entire understanding of the parties. It is intended to and does cover the parties' expenses, costs, and attorney fees incurred as of the date of this Settlement Agreement arising out of or connected with the claims hereby released, all of which shall be borne by the party who incurred such expenses, costs, and fees. Should any proceeding of any kind be instituted to enforce this Settlement Agreement, the court shall award to the prevailing party its costs, expenses and fees, including attorney fees. In the event the aforesaid settlement payment is not received in the amount or timely manner as specified in Paragraph 1 hereinabove, the terms of this Settlement Agreement shall be null and void.

6. This Settlement Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. The parties each represent and warrant to one another that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand covered by this Settlement Agreement.

7. There shall be no amendment or modification of any of the terms of this Settlement Agreement unless it is reduced to writing and signed by the parties hereto.

Dated: July 31, 2002

Accepted and Consented To:

Company
/s/ Mark Rutledge, VP

By: ______________________
Name, Title

Consultant
/s/ signed
By: ______________________
Name, Title